BANCTRUST FINANCIAL GROUP ANNOUNCES

SIX MONTH AND SECOND QUARTER 2003 EARNINGS

(NASDAQ: BTFG)

Mobile, Alabama, July 30, 2003-----BancTrust Financial Group, Inc. announced today the results of the first six months of 2003. Unaudited net income was $3,570,000 compared to $3,637,000 for the first six months of 2002. Basic and diluted earnings per share for the first six months of 2003 were $.41 and $.40, respectively, compared to $.42 for both basic and diluted earnings per share the first six months of 2002.

Net income for the second quarter of 2003 was $1,851,000 compared to $1,924,000 for the second quarter of 2002. On a per share basis, basic and diluted earnings per share were $.21 in the second quarter of 2003 compared to $.22 for the comparable quarter in 2002.

Total assets at June 30, 2003 increased to $713 million compared to $645 million a year ago, a 10.5% increase. Earning assets averaged $627 million in the first six months of 2003 compared to $572 million in the same period in 2002, and average loans for the first six months of 2003 totaled $430 million compared to $392 million for the same period in 2002. Deposits increased to $601 million at June 30, 2003 compared to $550 million a year ago.

Net interest revenue was $12.5 million for the first six months of 2003, compared to $11.6 million for the same period in 2002. Non-interest expense was $11.4 million for the first six months of 2003 compared to $9.8 million for the first six months of 2002. The acquisition in April 2002 of BankTrust of Florida, formerly Wewahitchka State Bank, accounted for approximately one third of the increase in non-interest expense while increased personnel costs, especially costs related to the company's pension plan, contributed substantially to the remainder of the increase. Net charge-offs in the first half of 2003 were $1,169,000 compared to $522,000 in the same period of 2002 and, in response to this increase, the provision for loan losses was increased to $907 thousand in the first six months of 2003 compared to $417 thousand for the comparable period in 2002. In the second quarter of 2003, BancTrust sold its credit card portfolios, resulting in a gain of $471 thousand.

On July 22, 2003, the Board of Directors of BancTrust declared a third quarter 2003 dividend of $.13 per share, payable October 1, 2003, to shareholders of record on September 12, 2003.

On July 24, 2003, BancTrust announced the signing of an Agreement and Plan of Merger providing for the merger of CommerceSouth, Inc. into BancTrust, with BancTrust as the surviving corporation. CommerceSouth, which has assets of approximately $320 million and is headquartered in Eufaula, Alabama, is the parent company of CommerceSouth Bank of Alabama and CommerceSouth Bank of Florida. At the conclusion of this transaction, BancTrust is expected to have over $1 billion in assets and 36 locations in Alabama and Florida. The merger, expected to be completed in the fourth quarter of 2003, is subject to approval by the shareholders of CommerceSouth and BancTrust, approval by certain regulatory agencies and various other contingencies.

BancTrust currently operates 23 offices in Alabama and Florida and conducts business through its subsidiary banks and trust company: BankTrust in Mobile and Baldwin Counties, BankTrust of Brewton, The Monroe County Bank, The Commercial Bank of Demopolis, Sweet Water State Bank, in Alabama, and BankTrust of Florida, in Florida, and South Alabama Trust Company. The common stock of the Company trades on the NASDAQ Small Cap Stock Market under the symbol BTFG.

This press release may contain certain "forward-looking" statements which state or express an opinion as to what may happen in the future. Any such statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. Factors that could cause actual results to differ materially from those described herein include regulatory changes, changes in the general economic environment, changes in interest rates, changes in the securities markets, changes in the demand for our products and services, increased competition and numerous other factors set forth in the reports filed by BancTrust with the Securities and Exchange Commission. BancTrust is not under any obligation (and it expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

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BANCTRUST FINANCIAL GROUP
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002

EARNINGS:
Interest revenue	$8,536	$9,065	$17,144	$17,639
Interest expense	2,205	3,045	4,596	6,021

Net interest revenue	6,331	6,020	12,548	11,618

Provision for loan losses	639	231	907	417
Non-interest revenue	1,906	1,659	3,777	3,288
Securities gains, net	225	395	529	396
Gain on sale of credit cards	471	0	471	0
Non-Interest expense	5,635	5,102	11,353	9,756
Income before income taxes	2,659	2,741	5,065	5,129

Income tax expense	808	817	1,495	1,492

Net income	$1,851	$1,924	$3,570	$3,637

Net income per share:
Basic	$0.21	$0.22	$0.41	$0.42
Diluted	0.21	0.22	0.40	0.42

Cash dividends declared
per share	0.13	0.12	0.26	0.24

JUNE 30, STATEMENT
OF CONDITION:
	2003	2002
Total assets	$713,262	$645,355
Loans	442,200	414,978
Allowance for loan losses	6,094	6,693
Deposits	600,628	550,333
Shareholders' equity	82,937	79,015

AVERAGE BALANCES YTD:

Total assets	$676,574	$617,479
Earning assets	626,514	571,623
Loans	430,083	392,308
Deposits	568,785	525,336
Shareholders' equity	82,290	75,972

RATIOS AND OTHER DATA:

ROA YTD	1.06%	1.19%
ROE YTD	8.75%	9.65%
Total shareholders' equity to
total assets - June 30	11.63%	12.24%
Average shareholders' equity to
average total assets YTD	12.16%	12.30%
Net interest margin (te) YTD	4.22%	4.29%
Efficiency ratio YTD	63.51%	61.54%
Net loan charge-offs YTD	1,169	522
Nonperforming loans - June 30	2,766	2,928
Other real estate owned - June 30	1,592	465
Net charge-offs to average loans YTD	0.27%	0.13%
Nonperforming loans to total loans - June 30	0.63%	0.71%
Average shares outstanding - basic YTD	8,737	8,568
Average shares outstanding - diluted YTD	8,815	8,608

For additional information contact: F. Michael Johnson (251) 431-7813.